Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800-618-BANK

www.unitybank.com

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For Immediate Release:

May 10, 2016

News Media & Financial Analyst Contact:

Alan Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bank Plans to Open First Bergen County Branch in Emerson

Expanding Clinton-Based Bank Adding Two New Branches This Summer

EMERSON, N.J. (May 10, 2016) – Unity Bank of Clinton plans to open its first Bergen County branch this summer at 4 Emerson Plaza West, adjacent to the borough train station. The bank currently operates branches in Hunterdon, Middlesex, Somerset, Union and Warren counties in New Jersey and Northampton County in Pennsylvania, as well as a loan production office in Elmwood Park.

“We opened a residential mortgage sales office in Bergen County in 2013, which has been extremely well received by the community,” said Unity Bank President & CEO James A. Hughes. “Opening a retail branch is a logical step based on the customer feedback received over the past few years. We believe there is a significant opportunity for business growth as the public becomes familiar with Unity’s special brand of community banking.”

Unity Bank will have 17 branches throughout its service area with the addition of the Emerson location and a new branch in development for Somerville, also scheduled to open this summer. The Emerson mixed-use property previously housed a pharmacy and gift shop. Three apartment rental units on the second floor are occupied. Unity Bank will renovate the property to create the 1,500-square-foot branch and 1,500-square-feet of rentable retail space on the first floor.

The branch will have dedicated parking, drive up window, and drive-up/walk-up ATM. The full-service branch would offer Unity’s complete range of consumer and commercial deposit, lending and investment services, including remote deposit and mobile banking. Plans for the branch’s interior include a Unity café with beverages and Internet access for banking transactions and a comfortable lobby and seating area.

“We will be hiring several employees for the branch,” said Hughes. “We are looking forward to increasing our presence in Bergen County. Unity Bank specializes in the needs of small business customers and we pride ourselves in being very active in the communities we serve so we look forward to building on the local relationships that have been established over the last few years.”

About Unity Bancorp, Inc.

Unity Bancorp, Inc. (NASDAQ: UNTY), the parent company of Unity Bank, its primary and wholly owned subsidiary, is a financial services organization headquartered in Clinton, N.J. Unity Bank provides financial services to retail, corporate and small business customers through its 15 bank branches. Unity Bank provides traditional and community-oriented commercial banking services, including personal and business checking accounts and time deposits, money market accounts and regular savings accounts. For more information, please visit www.unitybank.com or call 800-618-BANK (800-618-2265).